Exhibit 99.1

July 19, 2012 for Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2012

NORTH LIBERTY, IOWA - July 19, 2012 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended June 30, 2012. Operating revenues for the quarter increased 1.8% to $139.7 million from $137.2 million in the second quarter of 2011. Operating revenues for the six month period increased 3.6% to $274.5 million from $264.9 million in the 2011 period. Operating income for the six month period was negatively impacted by a $7.8 million decrease in gains on disposal of property and equipment. Net income was $18.2 million compared to $22.5 million in the 2011 quarter period, a 19.1% decrease. Net income was $34.8 million compared to $37.4 million in the six month period ended June 30, 2011, a 6.9% decrease. Earnings per diluted share decreased 16.0% to $0.21 from $0.25 reported in the second quarter of 2011. Earnings per diluted share decreased 2.4% to $0.40 from $0.41 reported in the first six months of 2011.

Fuel surcharge revenues for the quarter decreased 1.5% to $29.2 million from $29.7 million in the second quarter of 2011. Fuel surcharge revenues for the six month period increased 6.3% to $57.3 million from $53.8 million in the 2011 six month period. For the quarter, we posted an operating ratio (operating expenses as a percentage of operating revenues) of 80.9% and a 13.0% net margin (net income as a percentage of operating revenues). For the six month period, the Company posted an operating ratio of 81.6% and a 12.7% net margin.

We achieved fleet growth in the second quarter of 2012 compared to the second quarter of 2011 and the first quarter of this year despite the current driver market challenges. The Company continues to aggressively manage its fuel cost. Fuel expense decreased $1.2 million or 2.8% during the quarter. The U.S. average cost of fuel was $3.925 per gallon during the second quarter of 2012 compared to $4.007 per gallon in the second quarter of 2011, a 2.0% decrease.

The average age of our tractor fleet was 2.2 years as of June 30, 2012 with all of the fleet being 2010 models and newer. The average age of our trailer fleet has improved to 3.5 years at June 30, 2012 compared to 4.8 years at June 30, 2011. The market for used trailers continues to be strong. We will take advantage of the favorable used trailer market in 2012 and continue to upgrade our trailer fleet. We will take delivery of 1,000 new Wabash trailers during the year as we sell our remaining 2003 and 2004 models. We took delivery of 442 of the new trailers during the second quarter. By the end of the third quarter of 2012, 100% of our trailer fleet will be 2007 models or newer.

Our financial position continues to be strong. We ended the quarter with cash, cash equivalents, and long-term investments totaling $231.8 million, a $41.5 million increase from the $190.3 million reported at December 31, 2011. Long-term investments include $22.3 million of illiquid auction rate securities, at par. Since February 2008, the Company has received $176.1 million in calls, all at par, including $31.3 million received during the second quarter of 2012. Net cash flows from operations continue to be strong at 15.9% of operating revenues. The Company's balance sheet continues to be debt-free with total assets of $551.7 million. The Company ended the past twelve month period with a return on total assets of 12.4% and a 19.0% return on equity.

Commitment to our shareholders continues through the payment of cash dividends. A dividend of $0.02 per share was declared during the quarter and was paid on July 3, 2012. The Company has now paid cumulative cash dividends of $348.1 million, including two special dividends, over the past thirty-six consecutive quarters. Also, we repurchased 363,456 shares of our common stock during the quarter for approximately $5.0 million further providing an increase in shareholder value. At June 30, 2012, we had 4.6 million remaining shares under our share repurchase program.

Operational excellence and an outstanding driving force have allowed us to build long-term partnerships with exceptional customers. We were recently recognized with several service awards. These awards include the Eastman Chemical 2011 Supplier Excellence Award for the sixteenth consecutive year, the 2011 Winegard Company Truckload Carrier of the Year Award, the Cost Plus World Market 2011 Premier Carrier Partner Award, the Lowe's 2011 Gold Service Award, the Walmart Transportation 2011 Sam's Carrier of the Year Award, and the Nestle Waters 2011 Southeast Region World Class Customer Service Award. In addition, we were recognized by the Fleet Owner magazine as their 2011 For-Hire Fleet of the Year.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
OPERATING REVENUE	$139,710	$137,192	$274,543	$264,884

OPERATING EXPENSES:
Salaries, wages, and benefits	$42,962	$41,728	$84,958	$83,929
Rent and purchased transportation	1,596	1,998	3,257	3,936
Fuel	41,111	42,308	83,816	81,455
Operations and maintenance	6,251	6,150	11,903	11,246
Operating taxes and licenses	2,248	2,244	4,323	4,552
Insurance and claims	3,952	3,958	6,466	6,452
Communications and utilities	746	728	1,493	1,371
Depreciation	13,995	13,664	27,934	26,042
Other operating expenses	3,647	3,389	7,626	6,872
Gain on disposal of property and equipment	(3,546)	(11,662)	(7,760)	(15,530)

	112,962	104,505	224,016	210,325

Operating income	26,748	32,687	50,527	54,559

Interest income	167	208	309	446

Income before income taxes	26,915	32,895	50,836	55,005

Federal and state income taxes	8,688	10,363	16,020	17,593

Net income	$18,227	$22,532	$34,816	$37,412

Earnings per share
Basic	$0.21	$0.25	$0.40	$0.41
Diluted	$0.21	$0.25	$0.40	$0.41

Weighted average shares outstanding
Basic	86,451	90,689	86,463	90,689
Diluted	86,779	90,689	86,802	90,689

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
	June 30,	December 31,
ASSETS	2012	2011
CURRENT ASSETS	(Unaudited)
Cash and cash equivalents	$210,739	$139,770
Trade receivables, net	49,825	44,198
Prepaid tires	9,538	12,820
Other current assets	5,673	1,932
Income tax receivable	1,726	314
Deferred income taxes, net	13,532	14,401
Total current assets	291,033	213,435

PROPERTY AND EQUIPMENT	402,855	409,710
Less accumulated depreciation	176,325	161,269
	226,530	248,441
LONG-TERM INVESTMENTS	21,041	50,569
OTHER ASSETS	13,118	13,221
	$551,722	$525,666
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$12,561	$9,088
Compensation and benefits	16,781	15,493
Insurance accruals	13,686	13,997
Other accruals	8,076	7,085
Total current liabilities	51,104	45,663
LONG-TERM LIABILITIES
Income taxes payable	21,267	24,077
Deferred income taxes, net	52,291	57,661
Insurance accruals less current portion	56,502	57,494
Total long-term liabilities	130,060	139,232
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2012 and 2011; outstanding 86,181 in 2012 and 86,475 in 2011	907	907
Additional paid-in capital	2,220	589
Retained earnings	430,049	398,706
Treasury stock, at cost; 4,508 shares in 2012 and 4,214 shares in 2011	(61,334)	(56,350)
Accumulated other comprehensive loss	(1,284)	(3,081)
	370,558	340,771
	$551,722	$525,666